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Exhibit 5.4

STEWART McKELVEY STIRLING SCALES

Suite 1100	Correspondence:	Telephone 709.722.4270	Geoffrey E. J. Brown
Cabot Place	P.O. Box 5038	Fax: 709.722.4565	Direct Dial 709.570.8845
100 New Gower Street	St. John's, NL	st-johns@smss.com	gbrown@smss.com
St. John's, NL	Canada A1C 5V3	www.smss.com
Canada A1C 6K3

File Reference: NF304-95

September 23, 2003

Norampac Inc.
752 Sherbrooke Street West
Montreal, Quebec
H3A 1G1

Dear Sirs:

Re:	US$250,000,000 Aggregate Principal Amount of 6 3/4% Senior Notes Due 2013 of Norampac Inc. (the "Corporation")

        We have acted as local counsel in the Province of Newfoundland and Labrador to Newfoundland Containers Limited (the "Subsidiary Guarantor"), in connection with the issuance and exchange (the "Exchange Offer") of up to US$250,000,000 aggregate principal amount of the Corporation's 6 3/4% Senior Notes due 2013 that have been registered under the Securities Act of 1933 (the "Exchange Notes") for an equal principal amount of the Corporation's 6 3/4% Senior Notes due 2013 outstanding as at the date hereof, (the "Private Notes"), issued under the Indenture, dated May 28, 2003 (the "Indenture"), among the Corporation, as issuer, the subsidiary guarantors named therein and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Trustee"). The Private Notes are, and the Exchange Notes will be, guaranteed (each, a "Subsidiary Guarantee") on a joint and several basis by the Subsidiary Guarantor.

        For the purposes of these opinions, we have examined originals and copies, certified or otherwise identified to our satisfaction of such records, certificates, resolutions, instruments, documents and papers, including corporate records, instruments and certificates of public officials, and the certificates of officers, representatives of the Corporation and the Subsidiary Guarantor and have made such examinations and investigations of law, as we have considered necessary or desirable as the basis for the opinions hereinafter expressed. In particular, we have examined the form of Exchange Guarantee included in the Indenture.

        We have assumed, for the purposes of the opinions herein expressed:

  (i)
  the accuracy of certificates issued by appropriate government, regulatory or other like officials with respect to those matters referred to herein,

  (ii)
  the currency and accuracy of the indices and records maintained at the public offices where we have conducted searches or made inquiries or caused searches or inquiries to be made, and

  (iii)
  the accuracy and completeness of all statements contained in the Subsidiary Guarantor's officers' certificate dated September 23, 2003.

        Our opinions herein are restricted to the laws of the Province of Newfoundland and Labrador and the federal laws of Canada applicable therein. Based and relying upon the foregoing, we are of the opinion that:

  (a)
  the Subsidiary Guarantor is duly organized, validly existing, and in good standing under the laws of Newfoundland and Labrador and,

  (b)
  the Subsidiary Guarantee of the Exchange Notes (the "Exchange Guarantee") of the Subsidiary Guarantor has been duly authorized by all necessary corporate action on the part of the Subsidiary Guarantor, and when the Registration Statement on Form F-4 and Form S-4 (the "Registration Statement") relating to the Exchange Offer has become effective under the Securities Act of 1933 and the Exchange Guarantee of the Subsidiary Guarantor has been executed and delivered in accordance with the Exchange Offer in exchange for the Subsidiary Guarantee of the Private Notes, the Exchange Guarantee will have been validly executed, issued and delivered.

        We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 of the Registration Statement.

        This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,
/s/ STEWART McKELVEY STIRLING SCALES

GEJB/mos

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  Exhibit 5.4
STEWART McKELVEY STIRLING SCALES